EXHIBIT 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

President and Chief Executive Officer

CCF Holding Company

Leonard A. Moreland,

President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF Holding Company Expanded Earnings Information

For the Quarters and Six-Months Ended June 30, 2003 and June 30, 2002

Jonesboro, GA July 14, 2003:

	Three-months ended June 30, 2003	Three-months ended June 30, 2002	Six-months Ended June 30, 2003	Six-months Ended June 30, 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Total Assets	$286,922,672	$246,925,817	$286,922,672	$246,925,817
CCF Net Income for the Period	$553,970	$507,670	$1,114,907	$871,964
Basic Earnings per Share for the Period	$0.38	$0.35 (a)	$0.76	$0.59 (a)
Net Interest Margin	4.21%	4.28%	4.29%	4.22%
Efficiency Ratio	68.54%	65.00%	68.44%	66.04%
Total Loans (end of period)	$203,006,472	$196,632,404
Non-Performing Loans (end of period)	$858,875	$491,052
Loan Loss Provision	$135,000	$266,250	$270,000	$652,500
Loan Loss Reserve (end of period)	$2,877,184	$2,345,645
Consolidated Equity (end of period)	$18,793,167	$16,720,911

a Adjusted to reflect the effect of a 3 for 2 stock split paid to shareholders’ of record on December 4, 2002.

CCF Holding Company, The Holding Company for Heritage Bank, Announces

Earnings For The Quarter And Six-Month Period Ending June 30, 2003.

CCF Holding Company today announced the results of its operations for the three and six months ended June 30, 2003. The Company’s total loans at June 30, 2003 were $203,006,472 as compared to $196,632,004 for the period ending June 30, 2002. This represents an increase of $6.4 million or 3.2%. The Company’s net interest margin improved for the six-month period ending June 30, 2003 to 4.29% as compared to 4.22% for the six-month period ending June 30, 2002. In the three-month period ending June 30, 2003, the Company’s net interest margin declined, as it experienced continued downward pressure on rates, to 4.21% as compared to 4.28% for the same three-month period ending June 30, 2002. The Company’s loan loss reserve balance at June 30, 2003 was $2,877,184 or 1.42% of loans outstanding. For the period ending June 30, 2002, the loan loss reserve was $2,345,645 or 1.19% of loans outstanding.

Non-performing loans totaled $858,875 at June 30, 2003, which equaled 0.42% of loans outstanding. At June 30, 2002, non-performing loans of $491,052 were 0.25% of loans outstanding. The increase in non-performing loans was primarily due to the restructuring of two commercial loans in the second half of the year ending December 31, 2002.

Earnings of $1,114,907, or $0.76 basic earnings per share, represented a growth rate of 27.86% for the six-month period ending June 30, 2003 over the same six-month period ending June 30, 2002, which had earnings of $871,964, or $0.59 basic earnings per share (adjusted for the 3 for 2 stock split paid to shareholders of record on December 4, 2002). For the three-month period ending June 30, 2003, earnings were $553,970, or $0.38 basic earnings per share. This was an increase 9.12%, or $46,300, over earnings for the three- month period ending June 30, 2002, of $507,670, or $0.35 basic earnings per share (adjusted for the 3 for 2 stock split paid to shareholders of record on December 4, 2002.) Diluted earnings per share will be available in the 10QSB filing for the quarter ending June 30, 2003.

Consolidated equity for the Company was $18,793,167 at June 30, 2003, as compared to $16,720,911 for the period ending June 30, 2002. This is an increase of $2,072,256 or 12.39%.

CCF Holding Company is the parent company of Heritage Bank, a state chartered commercial bank serving in the southern market of greater Atlanta, Georgia. The bank has five full service offices. The Company’s stock is traded on the Nasdaq SmallCap market under the symbol “CCFH.” The information contained in this press release should be reviewed in conjunction with the Company’s 10-QSB filing when available on the EDGAR system.